Exhibit 99.1

Bryn Mawr Bank Corporation

NASDAQ: BMTC

Fourth Quarter 2011 Conference Call

Prepared Remarks

February 1, 2012

8:30 A.M. (Eastern Time)

Operator:

Good morning ladies and gentlemen. My name is (                ); I will be your conference call operator today. At this time I would like to welcome everyone to the Bryn Mawr Bank Corporation’s Quarterly conference call.

All lines have been placed on mute to prevent any background noise. After the speaker remarks, there will be a question and answer period. If you would like to pose a question during this time, please press the star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the star key and then the number 2. Thank you.

It is now my pleasure to turn the floor over to your host, Duncan Smith, Chief Financial Officer. Sir, you may begin your conference.

Duncan Smith:

Thank you, (                ), and thanks everyone for joining us today. I hope you had a chance to review our most recent press release. If you have not received our press release it is available on our Website at bmtc.com or by calling 610-581-4925.

Ted Peters, Chairman and CEO, of Bryn Mawr Bank Corporation, has some comments on the quarter and our strategic initiatives. After that, we will take your questions.

The archives of this conference call will be available at the Bryn Mawr Bank Corporation Web site or by calling 877-344-7529, and the Replay Passcode is 10007999. A replay will be available approximately two hours after this call concludes.

Before we begin, please be advised that during the course of this conference call, management may make forward-looking statements, which are not historical facts.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words may, will, would, could, should, likely, possibly, probably, potentially, predict, contemplate, continue, believe, expect, anticipate, outlook, project, outlook, forecast, are optimistic, are looking, intend, plan, target, estimate, or words or phrases of similar meaning.

Forward looking statements by their nature are subject to risks and uncertainties. A number of factors, many of which are beyond the corporation’s control, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements.

All forward-looking statements discussed during this call are based on Management’s current beliefs and assumptions, and speak only as of the date and time they are made. The corporation does not undertake to update forward-looking statements. For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, located on our website. Thanks, now I would like to turn the call over to Ted.

Ted Peters:

Thanks, Duncan, and thank you everyone for joining us today.

There is an old saying : “records are made to be broken” and we are thrilled that in 2011 we broke our previous earnings record. This was a total team effort, with all areas of the Corporation contributing to these results. Our performance, in this challenging economy, is something to celebrate. While we are satisfied with our results, we don’t intend to be content with past accomplishments, and we have set our goals for 2012 to continue this path of success.

Now, I would like to comment on some of the highlights of this past year and in particular the fourth quarter.

On Monday, after the close of the market, we released our fourth quarter 2011 operating results. Net income for the quarter was $5.2 million, with diluted earnings per share of $0.40 as compared to net income of $5.6 million and diluted earnings per share of $0.46 for the same period in 2010. Net income for the twelve months ended December 31, 2011 was $19.5 million or $1.54 per diluted share, as compared to net income of $9.2 million, or $0.85 per diluted share for the same period in 2010. I should point out that net income for the twelve months ended December 31, 2011 included $537 thousand of pre-tax due diligence and merger-related expenses while there were $5.7 million of pre-tax, due diligence and merger-related expenses in the same period in 2010.

Other significant items for the quarter included:

As I mentioned, net income for the three months ended December 31, 2011 was $5.2 million, a decrease of $395 thousand, from the same period in 2010. A number of different items were responsible for the decrease including decreases in the net gain on the sale of residential mortgage loans and the net gain on sale of available for sale investment securities along with increases in salary and related expenses as well as the impairment of mortgage servicing rights and other operating expenses. These changes in non-interest income and expense were partially offset by increases in net interest income and fees for wealth management services and decreases in the provision for loan and lease losses, due diligence and merger-related expenses and FDIC insurance for the three months ended December 31, 2011.

Our lending group did a terrific job growing our loan portfolio during a very difficult time. Total portfolio loans and leases increased $98.7 million, or 8.2%, as of December 31, 2011 as compared to the prior year. Growth was primarily in the commercial and industrial, commercial mortgage, construction and residential mortgage categories of the portfolio. Total assets as of December 31, 2011 were $1.77 billion, as compared to $1.73 billion as of December 31, 2010.

The tax-equivalent net interest margin of 3.91%, for the three months ended December 31, 2011, increased 18 basis points from 3.73% for the same period in 2010. The increase was the result of the Corporation’s use of its low-yielding cash balances, along with proceeds from investment security maturities and sales, to originate higher-yielding loans. In addition, a decrease of $54.2 million in average interest-bearing liabilities, coupled with a 16 basis point decline in average rate paid on those liabilities, between the periods, contributed to the improvement.

Non-interest income for the three months ended December 31, 2011 was $9.5 million as compared to $9.3 million for the same period in 2010, an increase of $225 thousand or 2.4%. As I previously mentioned, we had a substantial increase in wealth management fees of $2.2 million, which were partially offset by decreases of $1.7 million on the sale of residential mortgage loans and $296 thousand in the gain on the sale of available for sale investment securities for the three months ended December 31, 2011. The decrease in residential mortgage loan revenues was the result of weaker loan demand and management’s decision to hold more loans in our portfolio.

Non-interest expense for the three months ended December 31, 2011 increased $1.7 million, to $16.5 million as compared to $14.8 million for the same period in 2010. Contributing to this increase were higher employee benefits expenses, increased occupancy expenses mainly related to the acquired PWMG offices and a $694 thousand increase in other operating expenses. The increase in other operating expense was partially attributed to sold-loan recourse claims and the timing of the receipt of the Pennsylvania Bank Shares-tax credits. In addition, impairment of mortgage servicing rights of $114 thousand for the three months ended December 31, 2011, was an increase of $470 thousand as compared to the $356 thousand recovery recorded for the same period in 2010. Partially offsetting these increases were reductions in FDIC insurance and due diligence and merger-related expenses.

Wealth Management Division assets under management, administration, supervision and brokerage grew to $4.83 billion as of December 31, 2011, an increase of $1.42 billion or 41.5%, from December 31, 2010. Wealth Management revenue for the three months ended December 31, 2011 was $6.3 million, an increase of 54.5% from the $4.1 million generated in the same period in 2010. The increases are primarily due to the May 27, 2011 acquisition of PWMG.

Deposits of $1.4 billion, as of December 31, 2011, increased $40.9 million from December 31, 2010. Money market accounts increased $65.9 million or 3.1% and there was a $44.1 million increase in non-interest bearing deposits, partially offset by decreases of $28.6 million in wholesale deposits and $36.3 million in time deposits between the two dates.

As of December 31, 2011, nonperforming loans and leases were 1.11% of total portfolio loans and leases, as compared to 0.79% as of December 31, 2010. The increase in nonperforming loans was primarily related to two residential construction loan relationships that became nonperforming during the year. The provision for loan and lease losses for the three months ended December 31, 2011 was $1.1 million, a decrease of $455 thousand from the $1.5 million for the same period in 2010. The allowance for loan and lease losses at December 31, 2011 was $12.8 million or 0.98% of portfolio loans and leases as compared to $10.3 million or 0.86% at December 31, 2010.

Capital ratios as of December 31, 2011, for the Bank and Corporation are at levels above those deemed to be “well capitalized”. The Corporation’s tangible equity ratio, as of December 31, 2011, increased 24 basis points, to 8.25%, as compared to 8.01% as of December 31, 2010. This increase in the tangible equity ratio was the result of a 4.4% increase in tangible equity, which was amplified by a smaller increase in tangible assets of 1.5%. The tangible equity increase was largely attributable to the increase in retained earnings and the stock issued through the Corporation’s Dividend Reinvestment and Stock Purchase Plan, partially offset by an increase in accumulated other comprehensive losses related to the increase in pension obligation, and increases in goodwill and other intangibles related to the PWMG acquisition and the final earn-out payment to Lau Associates.

Bryn Mawr Trust has made it through the recession with solid performance and continued growth. However, the current low level of interest rates and the continued softness in the economy will provide challenges for all banks, including Bryn Mawr Trust. Despite these challenges we are confident that we will continue with our positive momentum. Bryn Mawr Trust is fundamentally sound, and has the flexibility and agility to respond to the opportunities afforded by our earnings, a strong capital base, stable asset quality, and available liquidity. We will continue to look for quality opportunities for profitable growth.

Before closing, I am pleased to announce that the corporation’s board of directors declared a quarterly dividend of $0.16 per share, an increase of $0.01, or 6.7%, from the previous quarter’s dividend. This decision is an indication of the Board’s confidence in our ability to continue the strong performance we have demonstrated in 2011. The dividend is payable on March 1, 2012 to shareholders of record as of February 13, 2012. This is our 76th consecutive quarterly dividend.

With that, we will open the lines for any questions.

Operator, would you please compile the Q&A roster?

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